Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

ObsEva SA

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(6)
Equity	Common Shares, par value CHF 1/13 per share	457(c)	7,344,017	$1.33(3)	$9,767,542.61	$0.0000927	$905.45
Total Offering Amounts					$9,767,542.61		—
Net Fee Due							$905.45

(1)

Amount includes (i) 6,325,301 common shares, which is the maximum number of shares that can be issued pursuant to the conversion of $10,500,000 of principal of convertible notes held by or issuable to the selling shareholders and (ii) 1,018,716 common shares underlying warrants to purchase common shares.

(2)

Pursuant to Rule 416 under the Securities Act, the common shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the common shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The calculation of the proposed maximum aggregate offering price of the common shares is based on the average of the high and low price for the common shares on February 14, 2022, as reported on the Nasdaq Global Select Market.